Exhibit 3.18

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

FUND DECLARATION

BOND INDEX FUND

LARGE-CAP INDEX EQUITY FUND

MID-CAP INDEX EQUITY FUND

SMALL-CAP INDEX EQUITY FUND

INTERNATIONAL INDEX EQUITY FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of             , 200[8] State Street hereby establishes the Fund Declaration of the Bond Index Fund, the Large-Cap Index Equity Fund, the Mid-Cap Index Equity Fund, the Small-Cap Index Equity Fund and the International Index Equity Fund (each a “New Index Fund” and collectively the “New Index Funds”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the respective New Index Funds subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The purpose of the New Index Funds is to provide a series of collective investment funds each of which is designed to replicate, after taking into account the respective expenses of each such New Index Fund, a specific securities index. The Bond Index Fund seeks to replicate, after taking into account fund expenses, the total return of the Lehman Brothers Aggregate Bond Index by investing in securities representative of the domestic investment grade bond market. The Large-Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the S&P 500 Index by investing in securities included in the S&P 500 Index. The Mid-Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the S&P MidCap 400 Index by investing in securities included in the S&P MidCap 400 Index. The Small-Cap Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the Russell 2000 Index by investing in securities included in the Russell 2000 Index. The International Index Equity Fund seeks to replicate, after taking into account fund expenses, the total return of the Morgan Stanley Capital International All-Country World Ex-U.S. Free Index (the “MSCI ACWI ex-US Index”) by investing in securities included in the MSCI ACWI ex-US Index. Assets of each New Index Fund will be invested in an index or other collective investment fund maintained by State Street Bank and Trust Company.

Assets of the Bond Index Fund will be invested through the Passive Bond Market Index Non-Lending Fund. Assets of the Large-Cap Index Equity Fund will be invested through the S&P 500 Flagship Non-Lending Fund. Assets of the Mid-Cap Index Equity Fund will be invested through the S&P Midcap Index Non-Lending Fund. Assets of the Small-Cap Index Equity Fund will be invested through the Russell 2000 Index Non-Lending Fund. Assets of the International Index Equity Fund will be invested through the Daily MSCI ACWI Ex-US Index Securities Lending Fund.

2. Investment Guidelines and Restrictions. It is the intention of the Trustee not to cause the New Index Funds to invest in derivative instruments, except to the extent set forth in the prospectus of the Collective Trust from time to time in effect pursuant to which Units of the New Index Funds may be issued. The Trustee, subject to consultation with ABA Retirement Funds, may in the future review such investment policy.

No New Index Fund will:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the New Index Fund, the New Index Funds interpret this restriction not to prohibit derivatives transactions in foreign currency to the extent permitted in the prospectus of the Collective Trust from time to time in effect pursuant to which Units of the New Index Funds may be issued;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the New Index Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as such New Index Fund is in a short position, and except that a New Index Fund may hold short positions in debt securities to reduce exposure to interest rate movements;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that a New Index Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges and the International Index Equity Fund may buy shares of comparable real estate investment vehicles traded on established foreign exchanges if such purchases are consistent with its respective investment objective and restrictions set forth in this Fund Declaration;

(g) invest in the securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) with respect to the International Index Equity Fund only, making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate each New Index Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act. Therefore, each New Index Fund will comply with the terms of such Regulation.

3. Value of Units in each New Index Fund. The initial value of a Unit in each New Index Fund on the date of commencement of operations shall be the dollar amount set forth below opposite the name of such New Index Fund:

Bond Index Fund	$10.00
Large-Cap Index Equity Fund	$11.00
Mid-Cap Index Equity Fund	$12.00
Small-Cap Index Equity Fund	$13.00
International Index Equity Fund	$14.00

4. Restrictions on Withdrawals and Transfers. There are no restrictions on withdrawal and transfer of investments in the Bond Index Fund, the Large-Cap Index Equity Fund, the Mid-Cap Index Equity Fund or the Small-Cap Index Equity Fund. Units in each of these New Index Funds may be withdrawn on any Business Day. Participants may make not more than one transfer into the International Index Equity Fund within any 45 calendar day period. There are no restrictions on a Participant’s ability to make transfers out of the International Index Equity Fund on any Business Day.

5. Fees. For services rendered to the New Index Funds, State Street Bank and Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A and Schedule B hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing assets of the New Index Funds. Any such Investment Advisors shall be designated from time to time in Schedule C attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Fund Declaration for the New Index Funds by its proper officer as of                     , 2008.

ATTEST:	STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

For services rendered to the New Index Funds, State Street Bank and Trust Company shall be entitled to receive with respect to the assets of the New Index Funds, a Trust, Management and Administration fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank and Trust Company (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the New Index Funds in any other collective investment fund maintained by State Street Bank and Trust Company.

Aggregate Value of Assets in Stable Asset Return, Intermediate Bond,

Balanced, Large-Cap Value Equity, Large-Cap Growth Equity, Mid-Cap

Value Equity, Mid-Cap Growth Equity, International Equity and Index

Equity Funds, New Index Funds and Retirement Date Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067
Over $2.8 billion	.029

SCHEDULE B

State Street Bank and Trust Company shall be entitled to receive a fee for investment management services it performs relating to the assets in the New Index Funds. These fees shall be accrued on a daily basis and paid monthly from the relevant assets of the respective New Index Funds and are based on respective net asset values as of the time of calculation. Such fees for the New Index Funds are at the following annual rates:

Aggregate Value of Assets in the Index Funds	Rate
Bond Index Fund	.04%
Large-Cap Index Equity Fund	.02
Mid-Cap Index Equity Fund	.05
Small-Cap Index Equity Fund	.05
International Index Equity Fund	.10

SCHEDULE C

BOND INDEX FUND

LARGE-CAP INDEX EQUITY FUND

MID-CAP INDEX EQUITY FUND

SMALL-CAP INDEX EQUITY FUND

INTERNATIONAL INDEX EQUITY FUND

FUND DECLARATION

The Trustee has not entered into an investment advisor agreement for any of the New Index Funds.